EXHIBIT 99.1

Bion Environmental Announces Pennsylvania Senate Bill 994 to be Re-Introduced in January 2015

October 15, 2014. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB/BB: BNET). Senator Elder Vogel, Chairman of the Pennsylvania Senate Agriculture Committee, recently announced plans to re-introduce PA Senate Bill (SB) 994, the Major Watershed Improvement Act, in January 2015. The Bill, which has the support of the Pennsylvania Farm Bureau, PennAg and the National Milk Producers Federation, is projected to save Pennsylvania up to $1.5B annually in Chesapeake Bay (CB) mandated nutrient reduction costs by 2025, according to a study by the Pennsylvania Legislative and Budget Finance Committee (LBFC).

Dominic Bassani, Bion’s CEO, stated, “When the legislature’s own study projects a reduction in compliance costs by up to 80 percent, by injecting private sector competition through competitive bidding into the solutions toolkit, it is a wake-up call. The potential for cost reductions of this magnitude cannot be ignored, considering the Commonwealth’s requirements to ensure cost-effective solutions for taxpayer-funded activities.”

Pennsylvania recently announced it failed to meet its 2013 CB nitrogen reduction targets by 2M pounds; some forecasts project the default will grow to 6M pounds by the 2017 water year. Shortfalls related to federal environmental compliance mandates will result in additional compliance costs to tax- and rate-payers. In light of these looming costs, legislation to reform the existing system and support private sector competition that focuses on accountability and low-cost nutrient reductions from agriculture, is both timely and needed.

Bassani added, “The reason the private sector is interested in this market is because it is massive and, now that verified credits can be generated from agriculture, the existing public authority cost of delivering nutrient reductions is so much higher than these alternatives.”

Until recently, verified credits such as those Bion is approved to produce from agricultural projects were simply not available. The concern on the part of municipalities and other regulated sources was that modeled credits, such as best management practices, were not achieving the reductions that were claimed. EPA Region III completed a technical assessment that concluded significant divergence between modeled and actual nutrient reductions and has recommended a 50 percent uncertainty factor be applied to modeled reductions to allow their use as verified offsets.

A cost-effective nutrient strategy in Pennsylvania (and other affected watersheds) must include policy reform in support of an SB 994-type solution. The Susquehanna watershed is facing billions of dollars in stormwater costs if the existing approach to the CB compliance mandate is allowed to continue. More importantly, reductions from stormwater will only provide a small portion of the nutrient reductions necessary to meet the Commonwealth’s current mandate, leaving tax and ratepayers exposed to the economic consequences of further mandated nutrient reductions.

Bion's proven and patented technology platform provides comprehensive environmental treatment of livestock waste and recovers renewable energy and valuable nutrients from the waste stream. For more information, visit www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct